UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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FERRO CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
QUINPARIO PARTNERS LLC
JEFFRY N. QUINN
NADIM Z. QURESHI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Shareholder Committee for the Future of Ferro (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of shareholders (the “Annual Meeting”) of Ferro Corporation.  The Committee has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On February 7, 2013, the Committee issued the following press release:

NEWS RELEASE

THE SHAREHOLDER COMMITTEE FOR THE FUTURE OF FERRO ISSUES OPEN LETTER TO SHAREHOLDERS OF FERRO CORPORATION

COMMENTS ON SALE OF FERRO’S SOLAR PASTES ASSETS

REITERATES BELIEF THAT CHANGE IS NEEDED AT FERRO

STAMFORD, CT, February 7, 2013 -- The Shareholder Committee for the Future of Ferro, headed by FrontFour Capital Group LLC and Quinpario Partners LLC, today issued an open letter to the shareholders of Ferro Corporation (NYSE: FOE) commenting on the sale of Ferro’s solar pastes assets and reiterating the Committee’s belief that change is needed at Ferro.

The full text of the letter follows.

The Shareholder Committee for the Future of Ferro
Two Stamford Landing
68 Southfield Avenue, Suite 290
Stamford, CT 06902

February 7, 2013

Dear Fellow Shareholders of Ferro Corporation:

The Shareholder Committee for the Future of Ferro (the “Committee”), headed by Quinpario Partners LLC and FrontFour Capital Group LLC, has nominated a slate of three highly-qualified candidates for election to the board of directors of Ferro Corporation (“Ferro” or the “Company”) at its 2013 Annual Meeting of Shareholders.  The Committee’s three director nominees are Jeffry N. Quinn, David A. Lorber and Nadim Z. Qureshi.  The Committee’s sole purpose is to catalyze change at Ferro that is necessary to create sustainable shareholder value through meaningful shareholder representation on the board.

This is a unique campaign and one that is being led by firms with operational, strategic, and financial expertise.  Quinpario is comprised of experienced corporate leaders and managers who have successfully led and operated specialty chemical companies.  FrontFour is a value oriented investment management firm that has a long track record of facilitating change that has led to the creation of shareholder value.  Importantly, Jeffry N. Quinn of Quinpario has over 25 years of experience with industrial companies in the areas of mining, refining and chemicals.  Over the course of Mr. Quinn’s career, especially as the Chairman and Chief Executive Officer of Solutia Inc., he has proven himself to be a strong operator and creator of shareholder value.  Quinpario and FrontFour believe that good leadership and management, coupled with strong analysis and execution, will ultimately drive shareholder value, and that the creation of shareholder value is the measure by which boards and management teams must ultimately be held accountable.

We would like to address the Company’s announcement on February 6, 2013 of the sale of the Solar Pastes Assets along with certain cost savings initiatives.  The Committee believes the sale of the Solar Pastes Assets was the right decision.  Unfortunately, this action was taken only after significant wasting of company resources and destruction of shareholder value.  The impact of the deteriorating solar business on shareholder value has been visible for at least the last eight quarters.  We await meaningful details regarding the transaction.

In addition, the Company needs to formulate and execute a clear and comprehensive plan to effectively cut costs rather than merely issuing press releases stating its intention to do so.  We believe Ferro has had a chronically inflated cost structure for years.  Despite previous announcements of cost reduction efforts, the inflated cost structure persists.  Due to the Company’s track record of guidance shortfalls and lack of focus on execution, the Committee believes that meaningful change is necessary at the board level.

Ferro operates several sound businesses with good prospects; however, the Company has been distracted by the solar business while its core businesses have failed to deliver meaningful growth.  In our experience, success emanates from within the core; this is a simple management concept that has been demonstrated many times across multiple industries.  The Company must refocus on its core and build a sustainable base for the future.

After receiving pressure from the Committee, the current Ferro board and management have only now expressed a sense of urgency to address the Company’s cost structure.  We reiterate our concern that Ferro’s leadership is ill equipped to execute on and achieve even the modest goals it has established.  The impact of a legacy of inaction is visible in the Company’s share price performance.  For this reason, we have put forth a unique and highly qualified slate of individuals who we believe will provide much-needed oversight from an operating, strategic and financial perspective to drive change for the benefit of all shareholders.

Mr. Quinn led the turnaround of Solutia Inc., a global chemical firm located in St. Louis, MO, during the same period of time the Ferro management and board oversaw significant destruction of shareholder value.  From May 2004 to July 2012, Mr. Quinn served as the CEO of Solutia and served as the Chairman of the Board from February 2006 to July 2012.  Mr. Quinn became CEO of Solutia shortly after it had filed for bankruptcy with a clear mandate to lead a great company with a proud heritage that had lost its way.  Upon becoming CEO, Mr. Quinn immediately began implementing an operational turnaround.  At that time, Solutia was besieged with legacy liabilities, a portfolio of disparate businesses, an unclear strategy and a loss of focus on technology and operational excellence.  Solutia was simply a company in need of change, in need of a new direction, and in need of transformation and revitalization.  Over eight years, with the support of a strong board of directors, a motivated globally-oriented management team and dedicated employees, Solutia was able to make the difficult changes that needed to be made to turn around the company.  The portfolio of businesses was revamped, the culture was transformed, operational excellence and safety record were improved, and Solutia became a company that had amongst the highest margin profiles in the chemical industry.  The similarities between Ferro today and Solutia in 2004 are striking.

The Committee believes that the ultimate job of a board is to work with management to maximize the operating potential of a company and drive shareholder value.  During Mr. Quinn’s tenure at Solutia, he and his board did just that as the operational turnaround led to a dramatic improvement in operating results and significant shareholder value was created.  Solutia was able to weather the recession of late 2008 into early 2009 and ultimately the company was sold to Eastman Chemical in July 2012 for $4.7 billion.   From the low point of its share price in March 2009, Solutia was able to achieve an over 1,800% increase in its share price.  Ultimately, the shareholders were well served, the business is now in good hands for the long term benefit of Solutia’s customers and great opportunities have been created for the employees.

We believe there is a significant value creation proposition for all shareholders.  But change is needed to unlock that value opportunity.  Over the coming weeks, we will be communicating details about our vision for Ferro.  Our plan for Ferro will focus on bringing the Company’s cost structure in line with best in class companies, optimizing the portfolio of assets so the Company can focus on growing and developing its core businesses and putting the Company on a path towards operational excellence.

Immediate change is needed at Ferro.  With a properly constituted board, we believe sustainable shareholder value can be created.

Sincerely,

/s/ David A. Lorber	/s/ Jeffry N. Quinn
Managing Member	Chairman and Chief Executive Officer
FrontFour Capital Group LLC	Quinpario Partners LLC

CERTAIN INFORMATION CONCERNING PARTICIPANTS

The Shareholder Committee for the Future of Ferro (the “Committee”), consisting of the Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2013 annual meeting of shareholders of Ferro Corporation, an Ohio corporation (the “Company”).

THE COMMITTEE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The Participants in the proxy solicitation are anticipated to be FrontFour Capital Group LLC (“FrontFour Capital”), FrontFour Master Fund, Ltd. (the “Master Fund”), Event Driven Portfolio, a series of Underlying Funds Trust (the “Event Driven Portfolio”), FrontFour Capital Corp., FrontFour Opportunity Fund Ltd. (the “Canadian Fund”), Stephen Loukas, David A. Lorber, Zachary George, Quinpario Partners LLC (“Quinpario”), Jeffry N. Quinn and Nadim Z. Qureshi (collectively, the “Participants”).

As of the date hereof, the Participants collectively own an aggregate of 3,328,400 shares of Common Stock of the Company, consisting of 1,046,463 shares owned directly by the Master Fund, 755,845 shares owned directly by the Event Driven Portfolio, 177,999 shares owned directly by the Canadian Fund, 618,093 shares owned directly by accounts managed by FrontFour Capital, 700,000 shares owned directly by Quinpario and 30,000 shares owned directly by Nadim Z. Qureshi.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of Common Stock of the Company owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

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